ASSET PURCHASE AGREEMENT

AMONG

CRIVELLO GROUP, LLC,

RENEWAL FUELS, INC.

AND

BIODIESEL SOLUTIONS, INC.

Dated as of March 9, 2007

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		19
4.1	Organization and Good Standing.	19
4.2	Authorization of Agreement.	19
4.3	Conflicts; Consents of Third Parties.	19
4.4	Litigation.	20
4.5	Financial Advisors	20
4.6	Patriot Act.	20

ARTICLE V COVENANTS		20
5.1	Access to Information.	20
5.2	Conduct of the Business Pending the Closing.	21
5.3	Consents.	23
5.4	Other Actions.	23
5.5	No Solicitation.	23
5.6	Preservation of Records.	23
5.7	Publicity.	24
5.8	Use of Name.	24
5.9	Management Agreement.	24
5.10	Financial Statements.	24
5.11	Non-Competition Agreements	24
5.12	Insurnace Coverage.	25
5.13	Web Site Crossover.	25

ARTICLE VI CONDITIONS TO CLOSING		26
6.1	Conditions Precedent to Obligations of Parent.	26
6.2	Conditions Precedent to Obligations of the Seller.	26

ARTICLE VII DOCUMENTS TO BE DELIVERED		27
7.1	Documents to be Delivered by the Seller.	27
7.2	Documents to be Delivered by the Parent.	27

ARTICLE VIII INDEMNIFICATION		28
8.1	Non-Tax Indemnification.	28
8.2	Limitations on Indemnification .	29
8.3	Indemnification Procedures.	30
8.4	Exclusive Remedy	31

ARTICLE IX MISCELLANEOUS		31
9.1	Payment of Sales, Use or Similar Taxes.	31
9.2	Survival of Representations and Warranties.	31
9.3	Expenses.	31
9.4	Specific Performance.	32
9.5	Further Assurances.	32
9.6	Submission to Jurisdiction; Consent to Service of Process.	32
9.7	Table of Contents and Headings.	33

ii

9.8	Notices.	33
9.9	Severability.	34
9.10	Binding Effect; Assignment.	34

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 30, 2007 (the “Agreement”), between Crivello Group, LLC, a limited liability company existing under the laws of Florida (the “Parent”), Renewal Fuels, Inc., a corporation existing under the laws of Delaware (“Acquisition Sub”) and Biodiesel Solutions, Inc., a corporation existing under the laws of Nevada (the “Seller”).

WITNESSETH:

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Acquisition Sub, and Acquisition Sub desires to purchase from Seller, all of the properties, rights and assets constituting the business of Seller’s FuelMeister division as set forth on Schedule 1.1 attached hereto (the “Business”). The Business is limited to the development and marketing of personal biodiesel processors which produce less than 200 gallons per day.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets. Seller agrees to sell, assign, transfer and deliver to Acquisition Sub, and Acquisition Sub agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the properties, assets and business of the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets, including, without limitation, the following:

(a) Equipment. All fixed assets, equipment, furniture, fixtures, leasehold improvements used in connection with the Business and located within the Seller’s office located at 1395 Greg St., Sparks, NV 89431, as specified in Exhibit 1.1, and parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1attached hereto (“Equipment”);

(b) Contracts. All of the rights of Seller under, and interest of Seller in and to, all contracts relating to the Business (other than those included in Excluded Assets), a true, correct and complete list of which contracts is attached hereto as Schedule 1.1 (“Contracts”);

(c) Intellectual Property. All of Seller’s Intellectual Property relating to the Business, as set forth on Schedule 1.1 attached hereto;

(d) Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists and accounts, proprietary information, marketing materials and trade secrets specific to the Business; and

(e) Records. All of Seller’s customer logs, location files and records, engineering records, accounting records, knowledge base for customer service and support, and other business files and records, in each case specifically relating to the Business.

The assets, properties and business of Seller being sold to and purchased by Acquisition Sub under this Section 1.1, all specifically related to the Business, are referred to herein collectively as the “Assets.”

1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller all assets identified on Schedule 1.2(a) attached hereto, as well as the following assets (the assets set forth on Schedule 1.2(a) together with the assets falling into any of the following enumerated categories being referred to as the “Excluded Assets”):

(a) Accounts Receivable; Other Assets. All accounts receivable generated by the Business prior to the date of this Agreement as defined by US Generally Accepted Accounting Practices (“GAAP”);

(b) Corporate Records. All of Seller’s corporate and other organizational records;

(c) Cash. Cash on hand, exclusive of cash reserves associated with undelivered service;

(d) Non-Business Assets. All assets of Seller not used or held for use exclusively for the Business;

(e) Real Property. All of Seller’s right title and interest under, and in and to, all real estate leases; and

(f) Permits. All of Seller's governmental permits and approvals from state, federal or local authorities.

1.3 Assumed Liabilities; Excluded Liabilities; Employees.

(a) Assumed Liabilities. Acquisition Sub shall accept and assume, and together with Parent shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (i) liabilities and obligations arising out of events occurring on and after the date hereof related to Parent’s ownership of the Assets and Parent’s operation of the Business after the consummation of the transactions contemplated herein; (ii) all obligations and liabilities of Seller which are to be performed after the date hereof arising under the Contracts; and (iii) the liabilities identified on Schedule 1.3(a) attached hereto (collectively, the “Assumed Liabilities”). The assumption of the Assumed Liabilities by Acquisition Sub hereunder shall not enlarge any rights of third parties under contracts or arrangements with Parent or Seller or any of their respective affiliates or subsidiaries.

(b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Acquisition Sub shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Parent or Acquisition Sub, including, without limitation any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) the employees of the Business or (iii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof.

(c) Employees, Wages and Benefits.

(i) Neither Parent nor Acquisition Sub shall assume or have any obligations or liabilities with respect to any employees of the Seller or such terminations, including, without limitation, any severance obligation, except as specifically consented to by the Parent and Acquisition Sub.

(ii) Parent and Acquisition Sub specifically reserve the right, on or after the date hereof, to employ or reject any of Seller’s employees or other applicants in its sole and absolute discretion. Nothing in this Agreement shall be construed as a commitment or obligation of Parent to accept for employment, or otherwise continue the employment of, any of Seller’s employees, and no employee shall be a third-party beneficiary of this Agreement.

(iii) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees which shall have become due for work performed as of and through the date hereof, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

(iv) Seller acknowledges and agrees that neither Parent nor Acquisition Sub shall acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by Seller, or for the benefit of any employees of Seller, including, without limitation, obligations for severance or vacation accrued but not taken.

1.4 Purchase Price; Adjustment; Payment.

(a) Purchase Price. In consideration of the sale by Seller to Acquisition Sub of the Assets, and subject to the assumption by Acquisition Sub of the Assumed Liabilities and satisfaction of the conditions contained herein, Parent shall pay to Seller an amount equal to Five Hundred Thousand dollars ($500,000) (the “Purchase Price”), which amount shall be adjusted in accordance herewith. In the event the inventory, work in process and materials due on open purchase orders on the Closing Date, at cost (the “Closing Inventory”), shall be more than $40,000, then such excess amount shall be added to the Purchase Price. In the event the Closing Inventory shall be less than $40,000, then such deficiency shall be deducted from the Purchase Price. The amount of Closing Inventory shall be mutually agreed upon between the Purchaser and the Seller.

(b) Payment of Purchase Price. The Parent shall, upon execution of this Agreement, advance to the Seller One Hundred Thousand dollars ($100,000) of the Purchase Price (the “Advance”) via wire transfer of immediately available funds into an account designated by the Seller and at the Closing the Parent shall deliver to the Seller the remaining Four Hundred Thousand dollars ($400,000) of the Purchase Price, subject to adjustment in accordance with Section 1,4(a), via wire transfer of immediately available funds into an account designated by the Seller. In the event that this Agreement is terminated prior to the Closing in accordance with Section 2.2 hereof, the Advance shall be immediately due and payable by the Seller to the Parent.

1.5 Purchase Price Allocation. Parent, Acquisition Sub and Seller hereby agree on the allocation of the Purchase Price as set forth on Schedule 1.5 attached hereto. Such allocation shall be binding upon Parent, Acquisition Sub and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Parent, Acquisition Sub and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6 Records and Contracts. Seller shall deliver to Parent and Acquisition Sub all of the Contracts, but shall be entitled to retain copies thereof, with such assignments thereof and consents to assignments as are necessary to assure Parent and Acquisition Sub of the full benefit of the same. Seller shall also deliver to Parent and Acquisition Sub all of Seller’s files and records constituting Assets, but shall be entitled to retain copies thereof.

1.7 Further Assurances. Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Parent or Acquisition Sub and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Parent or Acquisition Sub may reasonably require to more effectively transfer and assign to, and vest in, Parent or Acquisition Sub the Assets free and clear of all Liens.

1.8 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Parent.

ARTICLE II
CLOSING AND TERMINATION

2.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference located at 1605 Avenue of the Americas, 21st Floor, New York, NY 10018 (or at such other place as the parties may designate in writing) on March 20, 2007, or on such other date as the Seller and the Parent may designate. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

2.2 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Seller or the Parent on or after March 31, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by mutual written consent of the Seller and the Parent; or

(c) by the Seller or the Parent if there shall be in effect a final nonappealable order of a court, government or governmental agency or body of competent jurisdiction (“Governmental Body”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

2.3 Procedure Upon Termination.

In the event of termination and abandonment by the Parent or the Seller, or both, pursuant to Section 2.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Parent or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

2.4 Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parent the Seller; provided, however, that the obligations of the parties set forth in Section 9.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 2.4 shall relieve the Parent or the Seller of any liability for a breach of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Parent and Acquisition Sub that:

3.1 Organization and Good Standing.

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to carry on the Business as now conducted. The Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Business requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Seller taken as a whole (“Material Adverse Effect”).

3.2 Authorization of Agreement.

The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Records.

The books of account and other financial Records of Seller as they relate to the Business, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions.

3.4 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.4(a), none of the execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation relating to the Business to which the Seller is a party or by which the Business or its assets are bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Seller except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Body is required on the part of the Seller, in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller as the case may be, with any of the provisions hereof or thereof.

3.5 Ownership and Transfer of Assets.

The Seller is the record and beneficial owner of the Assets free and clear of any and all Liens. The Seller has the corporate power and authority to sell, transfer, assign and deliver such Assets as provided in this Agreement, and such delivery will convey to the Parent good and marketable title to such Assets, free and clear of any and all Liens.

3.6 Financial Statements.

The Seller has attached as Schedule 3.6 copies of the unaudited balance sheets of the Business as at December 31, 2006 and 2005 and the related statements of income and of cash flows of the Business for the years then ended (the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects and in conformity with the practices consistently applied by the Seller without modification of the accounting principles used in the preparation thereof and or will present fairly the financial position, results of operations and cash flows of the Business as at the dates and for the periods indicated, except for the absence of footnote disclosures and the potential for normal audit adjustments and except as otherwise set forth on Schedule 3.6.

For the purposes hereof, the unaudited balance sheet of the Seller as at December 31, 2006 is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date”.

3.7 No Undisclosed Liabilities.

The Business has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

3.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.8, since the Balance Sheet Date:

(i) there has not been any Material Adverse Change in the Business nor has there occurred any event which is reasonably likely to result in a Material Adverse Change in the Business;

(ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Business having a replacement cost of more than $5,000 for any single loss or $10,000 for all such losses;

(iii) the Seller has not awarded or paid any bonuses to employees of the Seller related to the Business with respect to the fiscal year ended 2006, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the employees, agents or representatives related to the Business or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Business);

(iv) there has not been any change by the Seller in accounting or tax reporting principles, methods or policies related to the Business;

(v) the Seller, with regard to the Business, has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vi) the Seller, with regard to the Business, has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(vii) the Seller, with regard to the Business, has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(viii) the Seller, with regard to the Business, has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(ix) the Seller, with regard to the Business, has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(x) the Seller, with regard to the Business, has not made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $20,000 in the aggregate;

(xi) the Seller, with regard to the Business, has not instituted or settled any material legal proceeding; and

(xii) the Seller has not agreed to do anything set forth in this Section 3.8.

3.9 Taxes.

(a) Except as set forth on Schedule 3.9 or as would otherwise not be material to Parent’s acquisition of the Business, (A) all Tax returns required to be filed by or on behalf of the Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Seller or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Closing Date Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) the Seller has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. “Tax or Taxes” means all federal, state, local or other taxes or similar governmental charges, fees, levies or assessments.

(b) The Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Laws.

(c) Parent has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Seller relating to the taxable periods since 2002 and (B) any audit report issued within the last three years relating to any material Taxes due from or with respect to the its income, assets or operations. All income and franchise Tax returns filed by or on behalf of the Seller for the taxable years ended on the respective dates set forth on Schedule 3.9 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(d) Schedule 3.9 lists all material types of Taxes paid and material types of Tax returns filed by or on behalf of the Seller. Except as set forth on Schedule 3.9, no claim has been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) Except as set forth on Schedule 3.9, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Seller have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Seller received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Except as set forth on 3.9, the Seller has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Seller, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Seller or has any knowledge that the Internal Revenue Service (“IRS”) has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Seller, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Seller, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g) No property owned by the Seller related to the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

(i) The Seller is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Parent, the Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k) The Seller is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l) There are no liens as a result of any unpaid Taxes upon any of the Assets.

(m) Except as set forth on Schedule 3.9, the Seller has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

3.10 Real Property.

Seller is not transferring to the Parent or the Acquisition Sub herein (i) any real property and interests in real property owned in fee by the Seller related to the Business (individually, an “Owned Property” and collectively, the “Owned Properties”), or (ii) any real property and interests in real property leased by the Seller related to the Business (individually, a “Real Property Lease” and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor.

3.11 Tangible Personal Property.

(a) Schedule 3.11 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the Business or to which the Seller is a party or by which the properties or assets of the Seller related to the Business is bound. The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Seller or, to the best knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) The Seller has good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all liens other than as set forth on Schedule 3.11. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Seller are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

(d) All of the items of tangible personal property used by the Seller under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted).

3.12 Intangible Property.

Schedule 3.12 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by the Seller solely in connection with the Business as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3.12, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. To the knowledge of the Seller, there have been no claims made and the Seller has not received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Seller possesses, owns or licenses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulate and other proprietary and trade rights necessary for the conduct of the Business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of the Business as conducted on the date hereof. The Seller is not under any obligation to pay any royalties or similar payments in connection with any license to any Affiliate thereof. “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person and for purposes of individuals, Affiliates would include an individual’s spouse and minor children.

3.13 Material Contracts.

Schedule 3.13 sets forth all of the following Contracts to which the Seller is a party or by which it is bound to the extent applicable to the Business (collectively, the “Material Contracts”): (i) Contracts with any current officer or director of the Seller; (ii) Contracts with any labor union or association representing any employee of the Seller; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Seller other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Seller of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts which involve the expenditure of more than $25,000 in the aggregate or $10,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Parent, its affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.13, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.13, the Seller is not in default in any material respect under any Material Contracts, nor, to the knowledge of the Seller, is any other party to any Material Contract in default thereunder in any material respect.

3.14 Employee Benefits.

(a) Schedule 3.14 sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Seller or to which the Seller contributes or is obligated to contribute thereunder with respect to employees of the Seller related to the Business(“Employee Benefit Plans”) and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, maintained by the Seller or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the (“ERISA Affiliate”) or to which the Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”) related to the Business. Schedule 3.14 clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b) The Purchaser would not have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan if they had not purchased the Assets from Seller at the Effective Time in accordance with the terms of this Agreement.

(c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 3.16(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

(h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to the Parent (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 3.16(j).

(k) The Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(l) None of the Seller, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Seller or any ERISA Affiliate during the five-year period ending on the Closing Date.

(m)  Neither the Seller nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(n) Neither the Seller nor any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(p) No stock or other security issued by Seller forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

3.15 Labor.

(a) Except as set forth on Schedule 3.15, the Seller is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Seller engaged in the Business. The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.15, together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 3.15, no employees of the Seller related to the Business are represented by any labor union. No labor union or group of employees of the Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Seller pending or, to the best knowledge of the Seller, threatened by any labor union or group of employees of the Seller related to the Business.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Seller, threatened against or involving the Business. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Seller, threatened by or on behalf of any employee or group of employees of the Seller related to the Business.

3.16 Litigation.

Except as set forth in Schedule 3.16, there is no suit, action, proceeding, or order pending or, to the knowledge of the Seller, overtly threatened against the Seller or to the knowledge of the Seller, pending or threatened, against any of the officers, directors or key employees of the Seller with respect to the Business activities on behalf of the Seller, or to which the Seller is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller is there any reasonable basis for any such action, proceeding, or investigation. The Seller is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and is not engaged in any legal action to recover monies due it or for damages sustained by it. Nor is there, to the knowledge of the Seller, and investigation or claim pending or overtly threatened against the Seller or pending or threatened, against any of the officers, directors or key employees of the Seller with respect to the Business activities on behalf of the Seller, or to which the Seller is otherwise a party.

3.17 Compliance with Laws; Permits.

(a) The Seller, with regard to the Business, is in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances (“Laws”) applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has all governmental permits and approvals from state, federal or local authorities which are required for it to operate the Business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.18 Environmental Matters.

Except as set forth on Schedule 3.18 hereto, or as would not adversely impact the Business in Parent’s hands:

(a) the operations of the Seller with regard to the Business are in compliance in all material respects with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise;

(b) the Seller has obtained all material permits required under all applicable Environmental Laws necessary to operate the Business;

(c) to its knowledge, the Seller is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any release or threatened release of a Hazardous Material (“Release”) and related to the Business;

(d) the Seller has not received any written communication alleging either or both that it may be in material violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law related to the Business;

(e) the Seller does not have any current contingent liability in connection with any Release into the indoor or outdoor environment (whether on-site or off-site) related to the Business;

(f) to the Seller’s knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Seller related to the Business pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g) the Seller has provided to the Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Seller related to the Business.

3.19 Insurance.

Schedule 3.19 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Seller or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance related to the Business. All such policies are in full force and effect, and, to the Seller’s knowledge, it is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.20 Inventories; Receivables; Payables.

(a) The inventories of the Seller related to the Business are in good and marketable condition, and are saleable in the ordinary course of business. Schedule 3.20 sets forth the reserves that have been reflected in the Balance Sheet by the Seller for shorts, drops, off-cuts, obsolete or otherwise unusable inventory in connection with the Business, which reserves were calculated in a manner consistent with past practice.

(b) All accounts receivable of the Business reflected in the Balance Sheet sheet or arising after the date thereof have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

(c) All accounts payable of the Business reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business.

3.21 Customers and Suppliers.

Schedule 3.21 sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended 2005 and 2006, showing the approximate total sales by the Business to each such customer and the approximate total purchases by the Business from each such supplier, during such period. Since the Balance Sheet Date, the Seller has not been notified of any material adverse change in the business relationship of the Seller with customer or supplier listed on Schedule 3.21 and has not received complaints or notices of default from such customers or suppliers, in each case except as set forth on Schedule 3.21.

3.22 Financial Advisors.

Except for BTI, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.23 Patriot Act.

The Seller certifies that, to the best of the Seller’s knowledge, the Seller has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Seller hereby acknowledges that the Parent seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Seller hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Seller has, and this Agreement will not, cause the Seller to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.24  No Misrepresentations.

No representation or warranty of the Seller contained in this Agreement or in any schedule hereto or in any certificate furnished by the Seller to the Parent pursuant to the Article VI hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION SUB

The Parent and the Acquisition Sub jointly and severally represent and warrant that:

4.1 Organization and Good Standing.

(a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; and

(b) Acquisition Sub is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Agreement.

(a) The Parent and the Acquisition Sub have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and Acquisition Sub of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of the Parent and Acquisition Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by the Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, legal, valid and binding obligations of the Parent and Acquisition Sub, enforceable against the Parent and Acquisition Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Acquisition Sub has the corporate power, capacity and authority to enter into and complete this Agreement;

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3 hereto, neither of the execution and delivery by the Parent or Acquisition Sub of the Parent Documents, nor the compliance by the Parent Acquisition Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Parent, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Parent Acquisition Sub is a party or by which the Parent or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Parent Acquisition Sub is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Parent and its subsidiaries, taken as a whole.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof.

4.4 Litigation.

There are no Legal Proceedings pending or, to the best knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent or Acquisition Sub to enter into this Agreement or consummate the transactions contemplated hereby.

4.5 Financial Advisors.

No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

4.6 Patriot Act.

The Parent certifies that, to the best of the Parent’s knowledge, the Parent has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Parent hereby acknowledges that the Seller seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Parent hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Parent has, and this Agreement will not, cause the Parent to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

ARTICLE V
COVENANTS

5.1 Access to Information.

The Seller agrees that, prior to the Closing Date, the Parent shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Seller related to the Business and such examination of the books, records and financial condition of the Seller as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate fully therein. No investigation by the Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in the Seller Documents. In order that the Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such representatives in connection with such review and examination.

5.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall:

(i) conduct the Business only in the ordinary course consistent with past practice;

(ii) use its best efforts to (A) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business and (B) preserve the present relationship with Persons having business dealings with the Business;

(iii) maintain (A) all of the Business’ assets and properties in their current condition, ordinary wear and tear excepted and (B) insurance upon all of its properties and assets in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Business in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the Business operation; and

(v) comply in all material respects with applicable Laws, including, without limitation, Environmental Laws related to the Business.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall not with regard to the Business:

(i)  (A) materially increase the annual level of compensation of any of its employees related to the Business, (B) increase the annual level of compensation payable or to become payable by the it to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant related to the Business, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving a director, officer or employee of the Seller in his or her capacity as a director, officer or employee of the Seller related to the Business;

(ii) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(iii) subject to any Lien (except for liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of its properties or assets (whether tangible or intangible);

(iv) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) except, with respect to the items listed on Schedule 5.2(b)(viii) hereto, as previously consented to by the Parent;

(v) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(vi) enter into any commitment for capital expenditures in excess of $5,000 for any individual commitment and $10,000 for all commitments in the aggregate;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to it;

(viii) introduce any material change with respect to its operation, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(x) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xi) except for transfers of cash pursuant to normal cash management practices, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate; or

(xii) agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

5.3 Consents.

The Seller shall use its best efforts, and the Parent shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.5(b) hereof; provided, however, that neither the Seller nor the Parent shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

5.4 Other Actions.

Each of the Seller, Parent and Acquisition Sub shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions, covenants and requirements contemplated by this Agreement.

5.5 No Solicitation.

The Seller will not, and will not cause or permit any of its directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving the Business other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning its business, operations, properties or assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Parent in writing immediately following the receipt by the Seller or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

5.6 Preservation of Records.

Subject to Section 8.4(e) hereof (relating to the preservation of Tax records), the Seller, the Parent and Acquisition Sub agree that each of them shall preserve and keep the records held by it relating to the business of the Seller for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller, the Parent or Acquisition Sub or any of their Affiliates or in order to enable the Seller, the Parent or Acquisition Sub to comply with their respective obligations under this Agreement, the Employment Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller, the Parent or Acquisition Sub wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

5.7 Publicity.

Neither the Seller, the Parent nor the Acquisition Sub shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Parent or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Parent or the Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

5.8 Use of Name.

The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Parent and Acquisition Sub shall have the sole right to the use of the name “FuelMeister” and the domain names www.fuelmeister.com and www.makebiodiesel.com and, other than in connection with a reasonable transition period following the Closing in which the parties will cooperate with each other to separate the FuelMeister name and marks from Seller’s ongoing business, the Seller shall not, and shall not cause or permit any Affiliate to use such name or any variation or simulation thereof.

5.9 Management Agreement.

The Seller hereby agrees that, on or prior to the Closing Date, the Seller shall enter into a management services agreement, substantially in the form of Exhibit B hereto (the “Management Agreement”).

5.10 Financial Statements.

The Seller shall cooperate with the Parent to provide all information required for the completion of audited financial statements of the Business to be prepared and delivered no later than 4 days from the Closing Date.

5.11 Non-Competition.

For a period of three years after the Closing Date, Sellers agree not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity involving the development, manufacture or sale of personal scale biodiesel processing products with less than 200 gallons per day of output; (b) interfering with any contractual or other relationship between the Business or the Purchaser and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (c) using, for the benefit of any person or entity other than the Business, any confidential information of the Business or the Purchaser. In addition, the Seller shall not make or permit the making of any negative statement of any kind concerning the Business, the Purchaser or their affiliates, or their directors, officers or agents; provided that the foregoing shall not prohibit or limit the Seller’s ability to respond truthfully to any inquiries from or satisfy any disclosure requirements to (a) existing or potential sources of debt or equity financing, (b) existing or potential parties to business transactions with Seller following the Closing, (c) any governmental or regulatory authorities, or (d) any party to any legal or similar adversarial proceeding involving the Seller or its affiliates, nor shall it apply to any statements made during the course of any legal action between the parties

5.12 Insurance Coverage.

The Parent and Acquisition Sub hereby covenants and agrees that subsequent to the Closing Date it shall use commercially reasonable efforts to keep in full force and effect liability insurance at least comparable in amount and scope of coverage to that currently maintained with respect to the Business by the Seller.

5.13 Web Site Crossover. The Sellers, Parent and Acquisition Sub hereby covenants and agrees that:

(a) At the Closing Seller shall:

(i) post a notice on the Seller’s current web site, mutually agreed upon by all of the parties, that the FuelMeister products have been sold to the Acquisition Sub, but despite the reference to Biodiesel Solutions all products can be ordered at (775) 358-6400 from Acquisition Sub;

(ii) turn off the Cart-32 commerce engine, to prevent internet orders going to Seller; and

(iii) immediately upon being notified that Acquisition Sub’s web site is operational, take down the current web site and remove all references to FuelMeister except sale notification and a link to Acquisition Sub’s web site, which shall remain in place for 36 weeks.

(b) Within two weeks of the Closing Date, Parent and Acquisition Sub shall take Acquisition Sub’s web site source code, replace Seller’s name throughout site, and enable e-commerce, and host the site under its own URL.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Parent and Acquisition Sub.

The obligation of the Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parent in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(b) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those set forth on Schedule 6.1 attached hereto;

(c) the Parent shall have been furnished with certificates (dated the Closing date and in form and substance reasonably satisfactory to the Parent) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b) hereof;

(d) there shall not have been or occurred any Material Adverse Change;

(e) the Parent shall have obtained all consents and waivers referred to in Section 4.3 hereof with respect to the transactions contemplated by this Agreement and the Parent Documents;

(f) the Seller shall have obtained all consents and waivers referred to in Section 3.5 hereof, in a form reasonably satisfactory to the Parent, with respect to the transactions contemplated by this Agreement and the Seller Documents;

(g) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller or the Parent seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h) the Management Agreement shall have been executed by Seller.

6.2 Conditions Precedent to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Parent and Acquisition Sub contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Parent and Acquisition Sub contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Parent and Acquisition Sub contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Parent and Acquisition Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Acquisition Sub on or prior to the Closing Date, including, without limitation, those set forth on Schedule 6.2 attached hereto

(d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Parent and the Acquisition Sub certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), and resolutions of the Board of Directors of the Parent and Acquisition Sub authorizing the acquisition of the Seller; and

(e) there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VII
DOCUMENTS TO BE DELIVERED

7.1 Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Parent and Acquisition Sub the following:

(a) copies of all consents and waivers referred to in Section 6.1(e) hereof;

(b) Management Agreement, substantially in the form of Exhibit B hereto, duly executed by the Seller; and

(c) such other documents as the Parent and Acquisition Sub shall reasonably request.

7.2 Documents to be Delivered by the Parent and Acquisition Sub.

At the Closing, the Parent and/or Acquisition Sub shall deliver to the Seller the following

(a) evidence of the wire transfer referred to in Section 1.4(a) hereof; and

(b) such other documents as the Seller shall reasonably request.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification.

(a) Subject to Section 8.2 hereof, the Seller hereby agrees to indemnify and hold the Parent, Acquisition Sub and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against:

(i) any and all liabilities of the Seller of every kind, nature and description, absolute or contingent, existing as against the Seller prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for (and accrued and applied as a liability) in the Closing Date Balance Sheet or were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

(ii) subject to Section 9.2, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 3 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to Article VI of this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv) any and all losses (including any loss of use of Seller Property or any of the tangible personal property of the Seller, liabilities, obligations, claims, damages, costs and expenses arising from:

(A) any failure of any of the representations and warranties contained in Section 3.20 of this Agreement, or any representation or warranty with respect to environmental matters contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to have been true and correct in all respects as of the date made;

(B) any Release in, on, at, or from the Seller Properties which occurred, or resulted from operations occurring, as of or prior to the Closing;

(C) any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases as of or prior to the Closing;

(D) notification or designation under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal occurred as of or prior to the Closing, or the listing of any Purchased Asset on the CERCLA National Priorities List or any similar list under any Environmental Law as a result of onsite disposal of Hazardous Materials as of or prior to the Closing; and

(E) any fines or penalties with respect to any violation of Environmental Law occurring as of or prior to the Closing; and

(v) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

(b) Subject to Section 8.2, Parent and Acquisition Sub hereby jointly and severally agree to indemnify and hold the Seller and its Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) subject to Section 9.2, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Parent sand Acquisition Sub set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Parent pursuant to Article VI of this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Parent and Acquisition Sub under this Agreement;

(iii) any and all Expenses incident to the foregoing; and

(iv) any and all liabilities of the Parent and Acquisition Sub of every kind, nature and description, absolute or contingent, existing as against the Parent and Acquisition Sub subsequent to the Closing Date coming into being or arising by reason of any state of facts existing, or any transaction entered into, subsequent to the Closing Date, except to the extent that the same has occurred due to any actions of the Seller prior to the Closing Date.

8.2 Limitations on Indemnification.

(a) An indemnifying party shall not have any liability under Section 8.1(a)(ii) or Section 8.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 3.7, 3.11, 3.16, 3.20, 3.22 and 4.5 hereof, exceeds $10,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $10,000 (the “Deductible”).

(b) Nothwithstanding anything herein to the contrary, an indemnifying party shall have no liability under Section 8.1(a)(i), (ii), (iv) or (v) or 8.1(b)(i) or (iii), other than claims made on or prior to the date eighteen (18) months from the Closing Date.

(c) Nothwithstanding anything herein to the contrary, except with respect to third party claims concerning any product sold by the Seller prior to the Closing Date which alleges the occurrence of any loss or injury resulting from either an alleged defect in design, manufacture or materials of any product, an alleged failure to warn as to the condition or use of any product, or an alleged breach of implied warranties or representations made with respect to any product, Seller’s aggregate liability under this Article VIII shall not exceed the Purchase Price.

8.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnifying party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Any settlement of any Claim by the indemnifying party shall provide for a full release of Claims against the indemnified party and any settlement of any Claim by the indemnified party is subject to the reasonable consent of the indemnified party.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

8.4 Exclusive Remedy. The parties agree that the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of each party to this Agreement with respect to any claim arising out of the transactions contemplated by this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

9.2 Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate unless within eighteen (18) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

9.3 Expenses.

Except as otherwise provided in this Agreement, the Seller, the Parent and Acquisition Sub shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.4 Specific Performance.

The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Parent and Acquisition Sub and that the Parent and Acquisition Sub will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Assets to the Parent and Acquisition Sub, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5 Further Assurances.

The Seller, the Parent and Acquisition Sub each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.8.

(c) Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.7 Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.8 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Acquisition Sub:

Renewal Fuels, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention: President and Chief Executive Officer
Telephone: (414) 283-2616
Facsimile: (312) 873-3739

With copy to:	Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Attention: Thomas A. Rose, Esq.
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

If to Seller:	Biodiesel Solutions, Inc.
1395 Greg Street, Suite #102
Sparks, Nevada 89431
Attention: President
Telephone: (775) 358-6400
Facsimile: (775) 358-6499

With copy to:	Hale Lane
5441 Kietzke Lane, Second Floor
Reno, Nevada 89511
Attention: David A. Garcia, Esq.
Telephone: (775) 327-3000
Facsimile: (775) 786-6179

9.9 Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.10 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Parent (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Parent may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Parent’s rights to purchase the Assets and the Parent’s rights to seek indemnification hereunder) to any Affiliate of the Parent. Upon any such permitted assignment, the references in this Agreement to the Parent shall also apply to any such assignee unless the context otherwise requires; provided, further, however notwithstanding an assignment of the assignment of any rights hereunder, the Parent shall continue to be liable for all obligations to the Seller hereunder.

[REMAINDER OF PAGE INTENTIONALL LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

BIODIESEL SOLUTIONS, INC.

By:	/s/ RUDOLF A. WIEDEMANN
Name: Rudolf A. Wiedemann
Title: CEO

RENEWAL FUELS, INC.

By:	/s/ JOHN KING
Name: John King
Title: President

CRIVELLO GROUP, LLC

By:	/s/ FRANK CRIVELLO
Name: Frank Crivello
Title: Managing Member

Schedule 1.1 - List of Assets

What is included in the Business (all as of the closing date of sale):

•	All FuelMeister name brands, trademarks, copyrights and all other related rights.

•	Manufacturing and marketing ownership of the following products:

•	FuelMeister II

•	FuelMeister II eXpansion Tank

•	FuelMeister II Dual

•	FuelMeister Upgrade Kit

•	Oil Pre-heater Kit

•	Oil Transfer Kit

•	Fuel Station Kit

•	FuelMeister II Dryer Lit

•	Field Test Kit

•	All spare parts associated with the above products.

•	All copyrighted FuelMeister documents, literature, videos, photos

•	Current Biodiesel Solutions Website source files & CART 32 e-commerce module interface with Biodiesel Solutions names and logos. Buyer is responsible for “name change” at his cost.

•
Tooling, fixtures, procedures, documents related directly to FuelMeister production, including shop furniture at book value. Shop tooling and furniture is estimated at $9,145, and includes the following (quantity, unit cost):

•	Pallet Jack (1 @ $499)

•	Hand Truck (1 @ $89)

•	Band Strap Machine w/crimper (1@ $221)

•	Fixed Stairway (1 @ $1,000)

•	Mobile OSHA Step (1 @ $205)

•	Peanut Hopper (1 @ $50)

•	Fold Up Tables (5 @ $49)

•	Shelves, Pizza style, some rolling (12 @ $89)

•	Work Tables (white top) (12 @ $236)

•	Rubber Maid Carts (2 @ $129)

•	Drill Press (1 @ $300)

•	Hand Drills (Battery) (5 @ $199)

•	Table Vise (4 @ $59)

•	Hand Tools for Each Station (various, estimated total value $800)

•	Plastic Chop Saw (1 @ $99)

•	Pipe Clamp (1 @ $49)

•	Cutting Table and Roll Stand (1 @ $199)

•	Knowledge base for customer service and support

•	All engineering and component specification files associated with FuelMeister.

•	All FuelMeister vendor and purchase history files.

•	A copy of all Intuit QuickBooks™ accounting data files since Aug 2004 subject to non-disclosure agreement for BDS financial performance prior to the sale.

•	FuelMeister Customer files of all house accounts and dealer customers (where identified), provided in hard format.

•	Dealer network and training information, subject to the understanding that Dealers are independent companies and that either party may end dealer agreement at any time.

•	Unfulfilled and unpaid order backlog at closing date.

•
 In the event the inventory, work in process and materials due on open purchase orders on the Closing Date, at cost (the “Closing Inventory”), shall be more than $40,000, then such excess amount shall be added to the Purchase Price. In the event the Closing Inventory shall be less than $40,000, then such deficiency shall be deducted from the Purchase Price. The amount of Closing Inventory shall be mutually agreed upon between the Purchaser and the Seller.

•	Agreement not to compete with personal-scale products (<200 GPD)

•	Assignment of provisional patent for Direct Catalyst Injection (lye lid), with reciprocal non-exclusive rights to be granted to BSI

•	www.fuelmeister.com and www.makebiodiesel.com domain names.

2

Schedule 1.2 (a) - Accounts Receivable, Excluded Assets

•	Seller will present an Accounts Receivable as listing from QuickBooks printed one day prior to Closing.

•	Excluded Assets:

•	Biodiesel Solutions company name, logo, marks, copyrights

•	Biodiesel Solutions equity or tangible assets (including Accounts Receivable) other than named above

•	Biodiesel Solutions intellectual property

•	Building Lease

•	Office furniture and machines

•	Computer, Network Domain, Application Software, Printers, LAN

•	Phone System

•	Vehicles and Forklift

•	Biodiesel Solutions Domain Name

•	Customer Owned FM Inventory (Paid for before closing and held at BDS for drop shipping at a later date)

•	Any inventory required to complete orders that were booked and paid prior to closing.

•	Intuit QuickBooks Premier 2004 Mfg. and Wholesale Ed. Application Software or licenses.

•	Any and all assets not specifically defined in Schedule 1.1

•	Excluded Contracts:

•
Green Fuels Ltd. of the U.K. has a license from Seller to use “FuelMeister by Green Fuels” name, and has been granted manufacturing license to build FuelMeister (original version only) and market it in Europe, Africa, and the Middle East. There is no requirement for notification or consent by Green Fuels Ltd. needed for this agreement.

3

Schedule 1.3 (a) - Assumed Liability to Acquisition Sub

•	End Customer Product Support for products of the Business sold by Seller.

•	Balance of 90 days parts warranty for product sold by Seller.

4

Schedule 1.5 - Purchase Price Allocation

The following definitions are designations shall apply in this Allocation, without regard to number or gender:

BUSINESS: FuelMeister Division of Biodiesel Solutions, Inc.

BUYER: Renewal Fuels, Inc.

SELLER: Biodiesel Solutions, Inc

The parties to the sale of the above Business agree that the purchase price shall be allocated among the assets purchased as follows:

1)	Registered Vehicles	$ 0
2)	Other Tangible Personal Property:
	(a) Subject to Sales Tax:	$ 9,145 (tools)
	(b) Not Subject to Sales Tax:	$ 50,150 (website & domain names
3)	Leasehold Improvements:	$ 0
4)	Value of the Premise Lease:	$ 0
5)	Goodwill:	$ 365,705
6)	Covenant Not to Compete:	$ 20,000
7)	Resale Inventory:	$ 40,000
8)	Other: Provisional Patent & Trademarks	$ 15,000

	TOTAL PURCHASE PRICE:	$ 500,000

The above allocation has been determined by the parties (not through any recommendation of Broker or Escrow Holder) and is effective subject to the disapproval by the appraisers, accountants, or legal advisors of either party if given to Escrow Holder within 10 days. Each party agrees to report this sale for tax and other purposes in accordance with the above and holds the other harmless from any liability or expense resulting from a failure to do so. The down payment and any note payments for the Business shall be apportioned among the various assets on the basis of the above allocation.

5

Schedule 3.4 (a) - Conflicts, Consents of Third Parties

•
Green Fuels Ltd. has a license from Seller to use “FuelMeister by Green Fuels” name, and has been granted manufacturing license to build FuelMeister (original version only) and market it in Europe, Africa, and the Middle East. There is no requirement for notification or consent by Green Fuels Ltd. needed for this agreement.

6

Schedule 3.6 - Unaudited Balance Sheets and Incomes Statements and Notes:

•	Adobe Acrobat files of the 2005 and 2006 Balance Sheets and Income Statements are provided for closing. Please Print and include here.

Note: The $75,000 Allowance for Bad Debt and $125,000 Reserve for Return on the 2006 Balance Sheet pertain to BiodieselMaster business and have no direct effect on the Business.

Schedule 3.8 - Absence of Certain Developments

•	Seller has overdue accounts payable with some vendors. Seller as part of this agreement has agreed to pay off all vendors of the Business within two days of closing with proceeds from the sale.

Schedule 3.9 (a) - Taxes

•	2006 Tax Returns (not due yet) have not been filed.

Schedule 3.10 - Real Property

•	None.

Schedule 3.11 - Schedule of Tangible Personal Property

•	None.

Schedule 3.12 - Intangible Property

•	Refer to separate Trademark and Patent Assignment Agreements.

•
Green Fuels Ltd. has a license from Seller to use “FuelMeister by Green Fuels” name, and has been granted manufacturing license to build FuelMeister (original version only) and market it in Europe, Africa, and the Middle East. There is no requirement for notification or consent by Green Fuels Ltd. needed for this agreement.

Schedule 3.13 - Material Contracts

•	None.

Schedule 3.14 - Employee Benefits

•	Health Insurance

•	Company pays 100% of employee premium, OR

•	Company pays 80% of employee & Spouse premium, OR

•	Company pays 80% of employee & Children premium, OR

•	Company pays 50% of employee’s Family premium.

7

•	Sick and vacation pay - 10 day paid per year

•	Holidays - 10 major holidays paid per year

•
GP Bonus: Part of the Salary for Greg Springer is made up of 5% of the monthly GP. For most of 2005 and all of 2006 this bonus has not been paid to Greg and is accrued on the Balance Sheet as part of the Accounts Receivable.

Schedule 3.15 - Labor

•	None.

Schedule 3.16 - Litigation

•	None.

Schedule 3.18 - Environmental Matters

•	None.

Schedule 3.19 - Insurance: List of Policies

•	Worker’s Compensation Policy #57WBCPQ5547, Term 8/10/06 to 8/10/07, Twin City Fire Insurance Company (Hartford)

•	General Liability Policy VCGP013288, Term 9/24/06 to 9/24/07, Gemini Insurance Company, Limits $1M each occurrence, $2M Aggregate

•	Umbrella Policy EBU0839082, Term 11/01/06 to 9/24/07, National Union Fire Insurance Company of Pittsburgh, Limits $5M Each Occurrence, $5M Aggregate

•	Health Insurance Policy 920YK200, Effective date 12/1/2006, SignatureOptions (PPO) Plan N14 and Outpatient Prescription Drugs

Schedule 3.20 - Reserves for Bad Inventory

•	None

Schedule 3.21 Customers and Supplier’s

FM Customers 2005	Jan - Dec 05	Status
Green Fuels, Ltd.	139,709.80	Has manufacturing license for original FM in Europe, Africa, and Middle East.
Azure Biodiesel	103,704.89	Current Dealer
Homemade Biodiesel	101,650.87	Current Dealer
Cascade Biodiesel	51,193.56	Current Dealer
New England Biodiesel	23,206.25	Current Dealer
Dave Butler	23,030.12	End Customer
Blaze Petroleum	20,857.00	Current Dealer
San Dan LLC	20,238.75	Former Dealer
Trimline Design Centre Inc	18,852.79	Current Dealer
Williamson Greenhouse	18,153.75	Former Dealer
Renewable Energy	13,440.75	Former Dealer
Maris Krasnikovs	12,364.07	End Customer
Real Goods	10,364.50	Catalog Dealer
Anthony Fitzhenry	8,590.00	End Customer
C & E Biodiesel	8,561.75	Current Dealer
Nina Babiarz, Larry Dashiell	7,810.44	End Customer
Freedom Fuel America	7,386.52	Former Dealer
WRC, Inc	6,983.75	Former Dealer
Zepeda Corp	6,896.67	Current Dealer
Lewis Allen	6,698.08	End Customer

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FM Customers 2006	Jan - Dec 06	Status
Azure Biodiesel	175,333.80	Current Dealer
New England Biodiesel	149,425.75	Current Dealer
Cascade Biodiesel	132,927.57	Current Dealer
Tri-State Alternative Energy	36,848.40	Current Dealer
Renewable Energy	21,848.75	Former Dealer
Provident Farm Supply	15,932.50	Current Dealer
Fossiless Fuels, L.L.P.	15,517.65	Current Dealer
Trimline Design Centre Inc	15,265.75	Current Dealer
C & E Biodiesel	14,083.87	Current Dealer
Independent Power Corp	13,009.75	Former Dealer, Dropped Since 12/31/06
Valley View Electric	8,860.50	Current Dealer
Pen-Ergy	8,568.75	Current Dealer
California Biodiesel Solutions	7,471.75	Current Dealer
JetAxe Motor Sports	7,416.25	Current Dealer
Green Fuels, Ltd.	7,400.00	Has manufacturing license for original FM in Europe, Africa, and Middle East.
Sonny's Solar & Biodiesel	7,371.00	Current Dealer
CTT Supply	7,106.40	Current Dealer
Zepeda Corp	6,368.75	Current Dealer
Cowee Harmony Gardens	5,708.75	Former Dealer
Bruce Morley	5,678.50	End User

FM Vendors 2005	Jan - Dec 05	Status
Den Hartog Industries	222,625.15
Wolverine Brass, Inc.	92,250.38
Grainger Supply	64,848.15	Some of this total was for BiodieselMaster
Electro-Flex Heat, Inc.	56,445.00
Harrington Plastics (Sacramento)	52,573.75
FarmTek	39,679.77	Not using for FM2
LabPro	39,170.10
D & N Precision	38,414.10	Not using for FM2
Dale Hardware	33,588.67
Russ Emelio	31,284.00	Webmaster
Custom Powder Coaters	31,146.50
Northern Tool (Great Plains)	29,955.68
Anachemia Science	27,003.95
Acam	26,838.50	Not using for FM2
Industrial Wood Products	20,973.78	Not using for FM2
Harbor Freight Tools	19,758.15
Graybar	18,708.89	Some of this total was for BiodieselMaster
Packaging Corporation of America	11,518.75
Harrington Plastics (Hayward)	11,350.10	Replaced by Harrington (Sacramento)
Uline Corp.	10,783.04

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FM Vendors 2006	Jan - Dec 06	Status
Den Hartog Industries	113,818.26
Harrington Plastics (Sacramento)	91,567.79
Wolverine Brass, Inc.	55,532.64
Grainger Supply	33,139.83	Some of this total was for BiodieselMaster
Northern Tool (Great Plains)	31,018.92
Custom Powder Coaters	25,121.25	Some of this total was for BiodieselMaster
Electro-Flex Heat, Inc.	23,626.63
Calvey Nevada	19,563.65
LabPro	17,722.23
Anachemia Science	17,657.05
Mazzei Injector Corp.	17,288.13
Harbor Freight Tools	16,954.34
Graybar	15,784.52	Some of this total was for BiodieselMaster
American Weigh Scales	14,527.00
FarmTek	13,128.00
Artisan Controls	12,126.57
LiquiDynamics	12,008.79
Dale Hardware	10,859.82
D & N Precision	9,297.80	Not using for FM2
Atkinson Engineering	8,099.65

Note: Many of the vendors of the Business have overdue A/P balances. These will all be paid down to zero within two days of closing.

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Schedule 4.3 - Conflicts; Consents of Third Parties

None

Schedule 6.1 - Parent and Acquisition Sub Conditions to Closing

1.	Dealer Notification Letter (to be agreed on by Parent and Acquisition Sub and to be sent immediately after the Closing)

(NOTE: The following items are to be completed by Seller and billed to Acquisition Sub at a rate consistent with terms in the Management Agreement):

2.	Product Re-label

a.	Product Manual (Logo, name, address)

b.	Bumper Sticker

c.	Product Sticker

d.	DVD (long-term requires a re-shoot of the video)

e.	QC Check Sheets

f.	Instruction Sheets for Accessory Products

g.	Sales Literature Re-label

3.	Infrastructure

a.	Phone Line - Answering Service

b.	Quickbooks set-up of new company record, new forms, starting balances

Schedule 6.2 -Seller Conditions to Closing

1.	Obtain License(s) to operate Business in Nevada

2.	Draft Press Release on Ownership Change (to be agreed on by Seller and to be released immediately after the Closing)

3.	Obtain Product Liability Insurance

4.	Complete financial audit

5.	Set up Banking & Accounting

a.	Credit Card Service

b.	Checking Account

c.	Link E-commerce module to banking services

11